EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Variable Insurance Portfolios of our reports dated February 19, 2024, relating to the financial statements and financial highlights, which appear in Delaware VIP Global Equity, Delaware Ivy VIP Global Growth and Delaware Ivy VIP International Core Equity’s Annual Reports on Form N-CSR for Ivy Variable Insurance Portfolios, and in Delaware VIP International Series’ Annual Report on Form N-CSR for Delaware VIP Trust, for the year ended December 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 22, 2024